Exhibit 1A-11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A, of our independent auditor’s report dated January 3, 2025, with respect to the audited balance sheets of Stock-Wars LLC. for the period of August 8, 2024 (inception) to November 30, 2024, and the related statements of operations, changes in members’ equity, cash flows and related notes to the financial statements for the period then ended.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

February 14, 2025